                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6



                             NABORS INDUSTRIES, INC.

                PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 16, 2001
                        TO PROSPECTUS DATED MAY 11, 2001

         The selling securityholders table on pages 10 and 11 of the prospectus, as previously supplemented, is amended by this supplement no. 3 to add the following entities as selling securityholders:

                                                          ZERO COUPON CONVERTIBLE
                                                            DEBENTURES DUE 2021                     SHARES OF COMMON STOCK
                                             --------------------------------------------------   ---------------------------
SELLING SECURITYHOLDER                       AMOUNT HELD         % DEBENTURES       NUMBER OF      NUMBER OF     NUMBER OF
----------------------------------------     BEFORE OFFERING     OUTSTANDING        SHARES HELD    SHARES        SHARES HELD
                                             AND OFFERED FOR     BEFORE             BEFORE         OFFERED FOR   AFTER
                                             SALE(1)             OFFERING           OFFERING       SALE(1),(2)   OFFERING(1)
                                             ---------------     ------------       -----------    ------------  -----------
Cater Allen International Limited(3)         $ 35,000,000           2.53%            254,682         247,607        7,075
KBC Financial Products (Cayman
  Islands) Ltd.                              $ 10,000,000              *              70,745          70,745            0

The table is further amended to correct the name of Takai Asia Ltd. by changing it to Tokai Asia Ltd.

-----------------

 *   Less than 1%

(1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion. Accordingly, the number of shares of common stock issuable upon conversion of the debentures has been rounded down to the nearest whole share.

(3) Cater Allen International Limited also owns $1,000,000 in the securities that were previously registered.